UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2011, GameTech International, Inc. (the “Company”) entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) to sell certain real property and improvements and certain other assets to Kassbohrer All Terrain Vehicles, Inc.  (the “Buyer”) for a purchase price of Six Million One Hundred and Twenty-five Thousand Dollars ($6,125,000.00).

The property to be sold pursuant to the Agreement consists of the Company’s corporate headquarters in Reno, Nevada, which includes approximately 4.9 acres of land and an industrial facility consisting of approximately 115,000 square feet, and certain other assets related to the property (collectively, the “Property”).  The Agreement also contemplates that the Company would lease a significant portion of the Property from the Buyer, for a period of approximately sixteen months from the closing date.  All of the net proceeds from the sale of the Property would be used to reduce the Company’s outstanding debt.

On December 16, 2011 the due diligence period provided for in the Agreement expired and the Buyer elected to place a deposit in the amount of $200 thousand into escrow.  The Company anticipates a closing date, completing the sale of the Property, to occur on or before December 28, 2011; subject to the satisfaction of customary closing conditions. Under certain circumstances, if the transaction fails to close, the Company would retain the Buyer’s $200,000 deposit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/ James Robertson
James Robertson Vice President and General Counsel

Dated: December 21, 2011